EXHIBIT 99.2

CONNECTICUT NATURAL GAS CORPORATION

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

Independent Auditor's Report

To the Shareholder and Board of Directors of Connecticut Natural Gas Corporation

We have audited the accompanying financial statements of Connecticut Natural Gas Corporation (the "Company"), which comprise the balance sheets as of December 31, 2013 and December 31, 2012, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Natural Gas Corporation at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
March 27, 2014

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Operating Revenues	$379,921	$323,720

Operating Expenses
Operation
Natural gas purchased	218,445	179,177
Operation and maintenance	68,193	59,380
Depreciation and amortization	34,555	33,227
Taxes - other than income taxes	21,677	20,180
Total Operating Expenses	342,870	291,964
Operating Income	37,051	31,756

Other Income and (Deductions), net (Note A)	(939)	1,080

Interest Charges, net
Interest on long-term debt	10,041	10,422
Other interest, net	1,334	327
	11,375	10,749
Amortization of debt expense and redemption premiums	173	175
Total Interest Charges, net	11,548	10,924

Income Before Income Taxes	24,564	21,912

Income Taxes (Note E)	6,931	9,733

Net Income	17,633	12,179
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	64

Net Income attributable to Connecticut Natural Gas Corporation	$17,581	$12,115

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF COMPREHENSIVE INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Net Income	$17,633	$12,179
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains(losses) related to pension and other post-retirement benefit plans	131	(39)
Other	(16)	(85)
Total Other Comprehensive Income (Loss), net of deferred income taxes	115	(124)
Comprehensive Income	17,748	12,055
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	64
Comprehensive Income	$17,696	$11,991

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Cash Flows From Operating Activities
Net Income	$17,633	$12,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,728	33,402
Deferred income taxes	9,419	8,054
Pension expense	9,667	6,509
Regulatory activity, net	8,489	12,520
Other non-cash items, net	(412)	2,021
Changes in:
Accounts receivable, net	(3,058)	(27,447)
Unbilled revenues	(691)	(2,632)
Natural gas in storage	2,987	13,716
Prepayments	(1,226)	2,604
Accounts payable	1,698	(1,357)
Interest accrued	(836)	337
Taxes accrued/refundable, net	(1,463)	3,833
Accrued pension	(23,633)	(18,066)
Accrued other post-employment benefits	(4,484)	(1,110)
Accrued liabilities	390	2,689
Other assets	(237)	2,888
Other liabilities	(33)	(530)
Total Adjustments	31,305	37,431
Net Cash provided by Operating Activities	48,938	49,610

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(35,920)	(30,791)
Intercompany receivable	(1,000)	(3,000)
Other	116	279
Net Cash (used in) Investing Activities	(36,804)	(33,512)

Cash Flows from Financing Activities
Payment of common stock dividend	-	(9,600)
Distribution of Capital	(15,100)	-
Issuance of long-term debt	45,000	-
Payment on long-term debt	(40,000)	(5,000)
Other	(52)	(474)
Net Cash (used in) Financing Activities	(10,152)	(15,074)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	1,982	1,024
Balance at beginning of period	6,636	5,612
Balance at end of period	$8,618	$6,636

Cash paid during the period for:
Interest (net of amount capitalized)	$12,105	$10,397
Income taxes	$495	$607

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$3,092	$1,536

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2013 and 2012

ASSETS
(In Thousands)

	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$8,618	$6,636
Accounts receivable less allowance of $4,995 and $5,300, respectively	70,484	67,122
Unbilled revenues	21,116	20,425
Current regulatory assets (Note A)	14,649	18,683
Deferred income taxes (Note E)	1,591	4,719
Natural gas in storage, at average cost	40,951	43,938
Materials and supplies, at average cost	2,350	2,162
Refundable taxes	783	-
Prepayments	2,511	1,284
Intercompany receivable	4,000	3,000
Total Current Assets	167,053	167,969

Other investments	1,327	1,444

Net Property, Plant and Equipment (Note A)	460,943	438,444

Regulatory Assets (Note A)	96,004	124,477

Deferred Charges and Other Assets
Unamortized debt issuance expenses	1,084	1,257
Deferred income taxes	-	9,680
Goodwill (Note A)	79,341	79,341
Other	448	399
Total Deferred Charges and Other Assets	80,873	90,677

Total Assets	$806,200	$823,011

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2013 and 2012

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2013	2012
Current Liabilities
Current portion of long-term debt (Note B)	$6,924	$43,386
Accounts payable	46,672	43,418
Accrued liabilities	15,695	17,862
Current regulatory liabilities (Note A)	4,993	2,150
Interest accrued	2,147	2,984
Taxes accrued	5,017	5,697
Total Current Liabilities	81,448	115,497

Regulatory Liabilities (Note A)	159,897	141,432

Deferred Income Taxes (Note E)	2,259	-

Other Noncurrent Liabilities
Pension accrued (Note G)	33,922	73,867
Other post-retirement benefits accrued (Note G)	16,504	20,600
Other	7,623	7,740
Total Other Noncurrent Liabilities	58,049	102,207

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized premium	149,693	111,617

Preferred Stock, not subject to mandatory redemption	340	340

Common Stock Equity
Common stock	33,233	33,233
Paid-in capital	336,446	351,546
Accumulated deficit	(15,380)	(32,961)
Accumulated other comprehensive income	215	100
Net Common Stock Equity	354,514	351,918

Total Capitalization	504,547	463,875

Total Liabilities and Capitalization	$806,200	$823,011

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2013 and 2012
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2011	10,634,436	$33,233	$351,546	$(35,476)	$224	$349,527

Net income				12,179		12,179
Other comprehensive income, net of deferred income taxes					(124)	(124)
Payment of common stock dividend				(9,600)		(9,600)
Payment of preferred stock dividend				(64)		(64)
Balance as of December 31, 2012	10,634,436	$33,233	$351,546	$(32,961)	$100	$351,918

Net income				17,633		17,633
Other comprehensive income, net of deferred income taxes					115	115
Distribution of capial			(15,100)			(15,100)
Payment of preferred stock dividend				(52)		(52)
Balance as of December 31, 2013	10,634,436	$33,233	$336,446	$(15,380)	$215	$354,514

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

Connecticut Natural Gas Corporation (CNG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 169,000 customers in service areas totaling approximately 716 square miles.  The service area in Connecticut includes the greater Hartford-New Britain area and Greenwich.  The population of this area is approximately 761,000, which represents approximately 21% of the population of the State.  Of CNG’s 2013 retail revenues, 62.2% were derived from residential sales, 24.4% from commercial sales, 6.8% from industrial sales and 6.6% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

CNG is the principal operating utility of CTG Resources, Inc. (CTG), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CTG is a holding company whose sole business is ownership of its respective operating regulated gas utility.  CNG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).

Accounting Records

The accounting records of CNG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for CNG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

CNG has evaluated subsequent events through the date its financial statements were available to be issued, March 27, 2014.

Allowance for Funds Used During Construction

CNG capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2013 and 2012 were 2.94% and 3.93%, respectively.

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2013 and 2012, CNG’s ARO, including estimated conditional AROs, was $6.8 million and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl (PCB)-contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.  CNG’s ARO is carried on the balance sheet as other long‑term liabilities.

ARO activity for 2013 and 2012 is as follows:

	2013	2012
	(In Thousands)
Balance as of January 1	$6,826	$6,802
Liabilities incurred during the year	-	-
Liabilities settled during the year	(343)	(333)
Accretion	358	357
Balance as of December 31	$6,841	$6,826

Cash and Temporary Cash Investments

CNG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2013 and 2012 were approximately 4.2% and 4.1%, respectively, of the original cost of depreciable property.

Derivatives

On an annual basis, CNG has assessed the need for weather insurance contracts for the upcoming heating season in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, CNG will receive a payment; in addition, if temperatures are colder than normal at a prescribed level for the contract period, CNG is would make a payment.  The premiums paid are amortized over the terms of the contracts.  The intrinsic value of the contracts is carried on the balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

In October of 2013, CNG entered into a weather insurance contract for the period of November 1, 2013 through December 31, 2013.  If temperatures were warmer than normal, CNG would receive a payment, up to a maximum of $1.5 million; however, if temperatures were colder than normal, CNG would make a payment of up to a maximum of $1 million.  As a result of PURA’s approval for a decoupling mechanism which went into effect on January 10, 2014, the contract did not extend into the 2014 portion of the heating season.  The intrinsic value of the contract, which is carried on the balance sheet as a derivative liability, totaled $0.1 million at December 31, 2013, and was subsequently paid.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

In October 2012, CNG entered into a weather insurance contract for the winter period of November 1, 2012 through April 30, 2013.  If temperatures were warmer than normal, CNG would have received a payment, up to the maximum amount allowed under the contract of $3 million; however, if temperatures were colder than normal, CNG would have made a payment of up to a maximum of $2 million.  Upon the expiration of the contract, CNG neither received nor made a payment since the variation from normal weather during the contract period did not reach the prescribed level stated in the contract.

Goodwill

CNG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance.  Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  The estimated fair values for the reporting units are determined by using the income approach and the market approach methodologies.

The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations.  Key assumptions used to determine fair value under the income approach include the cash flow period, terminal values based on a terminal growth rate, and the discount rate.  The discount rate represents the estimated cost of debt and equity financing weighted by the percentage of debt and equity in a company's target capital structure.

The market approach utilizes the guideline company method, which calculates valuation multiples based on operating and valuation metrics from publicly traded guideline companies in the regulated natural gas distribution industry.  Multiples derived from the guideline companies provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for an investment in a similar company.  These multiples are then applied to the appropriate operating metric to determine indications of fair value.

If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2013, the fair value of CNG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2013 that would make it more likely than not that the fair value fell below the carrying value.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

Impairment of Long‑Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition CNG.  At December 31, 2013, CNG did not have any assets that were impaired under this standard.

Income Taxes

In accordance with ASC 740 “Income Taxes,” CNG has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, CNG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, CNG normalizes all investment tax credits related to recoverable plant investments.  There were no accumulated investment tax credits as of December 31, 2013 and 2012.

Under ASC 740, CNG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  CNG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net as of December 31, 2013 and 2012:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Carrying costs on regulatory assets	$126	$234
Weather insurance contract	(70)	1,513
Civic and political	(374)	(393)
Miscellaneous	(621)	(274)
Total	$(939)	$1,080

Pension and Other Postretirement Benefits

CNG accounts for pension plan costs and other postretirement benefits, consisting principally of health care, prescription drugs and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

CNG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.

CNG’s property, plant and equipment as of December 31, 2013 and 2012 were comprised as follows:

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

	2013	2012
	(In Thousands)

Gas distribution plant	$633,536	$603,878
Software	4,438	4,468
Land	1,618	1,618
Building and improvements	21,346	21,554
Other plant	34,072	34,352
Total property, plant & equipment	695,010	665,870
Less accumulated depreciation	240,960	228,648
	454,050	437,222
Construction work in progress	6,893	1,222
Net property, plant & equipment	$460,943	$438,444

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow CNG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, CNG has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  CNG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If CNG, or a portion of its assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  CNG expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the CNG’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Unless otherwise stated below, all of CNG’s regulatory assets earn a return.  CNG’s regulatory assets and liabilities as of December 31, 2013 and 2012 included the following:

	Remaining	December 31,	December 31,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$84,745	$109,085
Environmental remediation costs	3 years	26	-
Hardship programs	(b)	2,679	6,257
Purchased gas	(c)	-	4,708
Debt premium	1 to 24 years	6,617	10,003
Unfunded future income taxes	(d)	7,712	2,142
Other	(e)	8,874	10,965
Total regulatory assets		110,653	143,160
Less current portion of regulatory assets		14,649	18,683
Regulatory Assets, Net		$96,004	$124,477

Regulatory Liabilities:
Pension and other post-retirement benefit plans	6 years	$15,743	$6,545
Asset removal costs	(e)	134,365	123,152
Asset retirement obligation	(f)	6,886	6,348
Purchased gas	(c)	1,087	-
Other	(e)	6,809	7,537
Total regulatory liabilities		164,890	143,582
Less current portion of regulatory liabilities		4,993	2,150
Regulatory Liabilities, Net		$159,897	$141,432

(a) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(b) Hardship customer accounts deferred for future recovery to the extent they exceed the amount in rates.
(c) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(d) The balance will be extinguished when the asset, which is fully offset by a corresponding liability, or liability has been realized or settled, respectively.
(e) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(f) The liability will be extinguished simultaneous with the retirement of the assets and settlement of the corresponding asset retirement obligation.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed.  The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

New Accounting Standards

In February 2013, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which requires disclosure of amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present either on the face of the Statement of Income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period.  For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. The guidance was effective prospectively for the first quarter of 2013. The adoption of this update did not have a material impact on CNG’s financial statements.

In July 2013, the FASB issued updated guidance to ASC 740 “Income Taxes” which prescribes the presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists.  This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on CNG’s financial statements.

B)  CAPITALIZATION

Common Stock

CNG had 10,634,436 shares of its common stock, $3.125 par value, outstanding as of December 31, 2013 and 2012.

Redeemable Preferred Stock of Subsidiaries, Noncontrolling Interests

The preferred stock of subsidiaries are noncontrolling interests because they contain a feature that allows the holders to elect a majority of the subsidiary’s board of directors if preferred stock dividends are in default in an amount equivalent to four full quarterly dividends.  Such a potential redemption-triggering event is not solely within the control of the subsidiary.

CNG has one 8.00% non-callable series of cumulative preferred stock authorized with a par value of $3.125 per share.  As of December 31, 2013, there were 108,706 shares issued and outstanding with a value of approximately $0.3 million and 775,609 shares authorized but unissued.

On February 3, 2014, CNG announced an offer to purchase all of the issued and outstanding shares of CNG’s $3.125 Par Preferred Stock for a purchase price of $7.50 per share.  The offer to purchase will expire on April 8, 2014.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Long-Term Debt
	December 31,
	2013	2012
	(In Thousands)
Unsecured Notes:
6.85% Medium Term Note, Series A, due October 1, 2013	$-	$20,000
6.50% Medium Term Note, Series D, due December 15, 2013	-	20,000
8.12% Medium Term Note, Series B, due August 25, 2014	5,000	5,000
9.10% Medium Term Note, Series A, due November 1, 2016	10,000	10,000
8.96% Medium Term Note, Series A, due April 3, 2017	20,000	20,000
8.49% Medium Term Note, Series B, due August 29, 2024	5,000	5,000
5.63% Medium Term Note, Series C, due September 15, 2035	20,000	20,000
5.84% Medium Term Note, Series C, due October 28, 2035	25,000	25,000
6.66% Medium Term Note, Series C, due October 15, 2037	20,000	20,000
4.30% Medium Term Note, Series D, due October 25, 2028	25,000	-
5.23% Medium Term Note, Series D, due October 25, 2043	20,000	-

Long-Term Debt	150,000	145,000
Less: Current portion of long-term debt (1)	6,924	43,386
Plus: Unamortized premium	6,617	10,003
Net Long-Term Debt	$149,693	$111,617

 (1) Includes the current portion of unamortized premium.

The fair value of CNG’s long-term debt was $166.7 million and $179.5 million as of December 31, 2013 and 2012, respectively, which was estimated by CNG based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2014	2015	2016	2017	2018 & thereafter
(In Thousands)
Maturities	$5,000	$-	$10,000	$20,000	$115,000

On October 25, 2013, CNG entered into a note purchase agreement with a group of qualified institutional buyers providing for the sale to such buyers on October 25, 2013 of senior unsecured 4.30% notes in the principal amount of $25 million, due on October 25, 2028 and 5.23% notes in the principal amount of $20 million, due on October 25, 2043.  CNG used $20 million of the net proceeds of this long-term debt issuance to replenish cash that had been used to repay $20 million of debt that matured in September 2013 and used $20 million of the net proceeds to repay $20 million of 6.50% Medium Term Notes, Series D, due December 15, 2013.  CNG expects to use the remainder of the net proceeds for capital expenditures and general corporate purposes.

(C)  REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate CNG’s performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012.  A final decision was issued on August 21, 2013, in which PURA found that CNG performed their storm-related activities in a timely and effective manner and made recommendations for certain improvements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

CNG’s rates are established by the Connecticut Public Utilities Regulatory Authority (PURA).  The allowed return on equity established by PURA is 9.18%.  Additionally, CNG has a purchased gas adjustment clause, approved by PURA, which enables them to pass their reasonably incurred cost of gas purchases through to customers.  This clause allows utilities to recover costs associated with changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

On July 8, 2013, CNG filed an application to amend its existing base delivery rate.  On January 22, 2014, PURA issued a final decision, with an effective date of January 10, 2014, which, among other things, approved an allowed ROE of 9.18%, a decoupling mechanism, and two separate ratemaking mechanisms that reconcile actual revenue requirements related to CNG’s cast iron and bare steel replacement program and a system expansion mechanism.  Additionally, the final decision requires the establishment of an earnings sharing mechanism by which CNG and customers share on a 50/50 basis all earnings above the allowed ROE in a calendar year.  The decision also allows CNG, on a provisional basis, to reflect the increased rate base resulting from the accumulated deferred income tax (ADIT) impacts of the election of Section 338(h)(10) of the Internal Revenue Code upon acquisition by UIL Holdings.   The decision requires CNG to seek a private letter ruling from the Internal Revenue Service with regards to the specific question of whether or not, after extinguishment of an ADIT balance, a directive by a public utility commission to institute a ratemaking mechanism to reflect a credit to ratepayers of ADIT benefits lost through a Section 338(h)(10) election would result in a normalization violation.  CNG had submitted expert testimony to PURA that such a ratemaking mechanism in these circumstances would result in a normalization violation.  The decision states that in the event of a ruling from the Internal Revenue Service stating that imposing such a ratemaking mechanism would not create a normalization violation, PURA will adjust rates to offset the ratemaking impacts of the 338(h)(10) election on rate base.  During the first quarter of 2014, the Office of Consumer Counsel appealed the decision to the Connecticut Superior Court with regard to the establishment of an adjustment mechanism for incremental cast iron and bare steel replacement as well as PURA’s directive to seek a private letter ruling with respect to the extinguishment of ADITs rather than ordering a rate credit to hold customers harmless from the ratemaking effect of extinguishing the ADITs.

On June 14, 2013, CNG, The Southern Connecticut Gas Corporation and Yankee Gas Services Company, an unrelated regulated gas distribution company, filed a comprehensive joint 10 year natural gas expansion plan (“Expansion Plan”) with PURA and DEEP. The plan was in response to the gas expansion goals proposed in the Connecticut Governor’s Comprehensive Energy Strategy and Public Act 13-298.  The Expansion Plan included a set of recommendations designed to help meet the statewide goal of adding approximately 280,000 new customers, including providing more flexibility to minimize a new customer’s contribution to the cost to serve them, providing tools to help fund natural gas conversion costs, establishing a process to extend natural gas service for interested customers who are further away from the main gas line, and  allowing utilities to secure additional pipeline capacity coming into Connecticut.  PURA issued its final Decision on November 22, 2013.  In this decision PURA approved new System Expansion (SE) rates exclusively for new on and off-main customers commencing service on or after January 1, 2014.  These rates include a 10% premium distribution component for on-main customers and a 30% premium for off-main customers.  The SE rates are complemented by new business rules that extend the Companies’ financial hurdle rate model from a 20-year to a 25-year time horizon, which will reduce the customer’s contributions to any construction costs, and allow the grouping of customers to help reduce or eliminate new customer contributions to system expansion.  A separate new business reconciliation mechanism is also approved that reconciles the actual new business revenue requirements each year with the revenues received from the new business customers.   As a result of the reconciliation, any shortfall or surplus in

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

revenues will be charged or credited to existing firm customers.  This ensures the timely recovery of new business capital investments and any associated expenses.

Gas Supply Arrangements

CNG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  CNG operates diverse portfolios of gas supply, firm transportation capacity, gas storage and peaking resources.  Actual reasonable gas costs incurred by CNG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

CNG purchases the majority of their natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  CNG diversifies its sources of supply by amount purchased and location.  CNG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

CNG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilizes that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with CNG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the long-term contracts for firm transportation capacity are regulated by the FERC.  The actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2013 are as follows:

(In Thousands)
2014	$57,435
2015	51,521
2016	43,729
2017	30,532
2018	17,246
2019-after	23,575
$224,038

CNG acquires firm underground natural gas storage capacity using long-term contracts and fills the storage facilities with gas in the summer for subsequent withdrawal in the winter months.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

CNG owns 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  CNG uses the LNG capacity as a winter peaking resource.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including CNG, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to CNG.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

As of December 31, 2013, CNG did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $395.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility’s expiration, thus affording it flexibility in managing its working capital requirements.

(E)  INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)
Income tax expense consists of:
Income tax provisions (benefits):
Current
Federal	$(796)	$1,739
State	(1,692)	(60)
Total current	(2,488)	1,679
Deferred
Federal	8,994	7,191
State	425	863
Total deferred	9,419	8,054

Total income tax expense	$6,931	$9,733

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Book income before income taxes	$24,564	$21,912

Computed tax at federal statutory rate	$8,597	$7,670
Increases (reductions) resulting from:
Removal costs	(508)	(656)
Customer conservation program costs	(375)	1,692
State income taxes, net of federal income tax benefits	(824)	521
Other items, net	41	506

Total income tax expense	$6,931	$9,733

Effective income tax rates	28.2%	44.4%

Differences exist in the treatment of certain transactions for book and tax purposes which cause CNG’s reported income tax rate to differ from the statutory tax rate described above.  The effective income tax rate for the year ended December 31, 2013 was 28.2%, as compared to 44.4% for the year ended December 31, 2012.  The decrease in the 2013 effective income tax rate was due primarily to lower customer program costs and state income tax expense, including flow through impacts.

CNG is subject to the United States federal income tax statutes administered by the Internal Revenue Service and income tax statutes of the State of Connecticut.  CNG  files with its parent, UIL Holdings, a consolidated federal income tax return and a combined Connecticut income tax return.  CNG determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.  As of December 31, 2013, CNG did not have any gross income tax reserves for uncertain tax positions.  As of December 31, 2013, tax years 2010, 2011, 2012 and 2013 remain open and subject to examination for federal and Connecticut income tax purposes.  Additionally, the federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under examination.  These examinations are anticipated to be completed in either 2014 or 2015.  CNG cannot predict the ultimate outcome of these reviews.

Federal income tax legislation has provided accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the reporting periods and as a result, CNG realized cash benefits through lower federal income tax cash deposit requirements.  In September, 2013, the U.S. Treasury issued final regulations that provide revised rules for the tax treatment of tangible property costs, including the treatment of repair and maintenance costs.  These regulations are not expected to have a material impact on CNG’s financial statements.

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2013 and 2012 included on the following lines of the Balance Sheet is as follows:

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

	2013	2012
	(In Thousands)

Current deferred income tax assets (liabilities) - net	$1,591	$4,719
Noncurrent deferred income tax assets (liabilities) - net	(2,259)	9,680
Deferred income taxes – net	$(668)	$14,399

The following table summarizes CNG’s deferred tax assets and liabilities as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Deferred income tax assets:
Post-retirement benefits	$15,419	$27,742
Accrued removal obligation	48,113	46,575
Debt premium	2,638	3,999
Other	7,862	3,780
	$74,032	$82,096

Deferred income tax liabilities:
Plant basis and accelerated depreciation timing differences	$32,138	$21,336
Regulatory deferrals related to pension and other post-retirement benefits	25,483	37,701
Other regulatory deferrals	4,860	5,306
Other	12,219	3,354
	$74,700	$67,697

As of December 31, 2013, CNG had a state tax credit carry forward of $1.4 million that will begin to expire in 2016 and a federal net operating loss carry forward of $10.6 million that will begin to expire in 2032.

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to CNG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  CNG, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans’ assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2014 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  CNG currently expects to make pension contributions of approximately $3 million in 2014.  Such contribution levels will be adjusted, if necessary, based on final actuarial contributions.

CNG applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2013 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees’ pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

CNG is utilizing a discount rate of 5.20% as of December 31, 2013 for all of its qualified pension plans, compared to 4.25% in 2012.  The increase in the discount rate, which was due to changes in long-term interest rates, resulted in a decrease to the projected benefit obligation of approximately $23 million from 2012 to 2013.  The discount rate for non-qualified pension plans as of December 31, 2013 was 4.90% compared to 4.00% in 2012.

The discount rate for CNG’s postretirement benefits plans reflects the plan requirements and expected future cash flows.  For the CNG postretirement plan, the discount rate at December 31, 2013 was 4.85% as compared to a rate of 4.00% in 2012.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $0.6 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $1.8 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by an immaterial amount.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Pension Plans

CNG has multiple qualified pension plans covering substantially all of their union and management employees.  CNG also has non‑qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or, for those hired on or after specified dates, cash balance plans.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, CNG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers and directors of CNG.

Other Postretirement Benefits Plans

CNG provides other postretirement benefits for substantially all of their employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union.  Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for CNG participants hired after 1993.  Union employees hired after December 1, 2009 are not eligible for these benefits.  As such, CNG OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust accounts.  CNG did not make any contributions to these plans in 2013, nor does it currently plan to make a contribution in 2014.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  CNG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2013 CNG has recorded regulatory liabilities of $9.3 million and as of December 31, 2012 CNG has recorded regulatory assets of $16.5 million, respectively.

In accordance with ASC 715, CNG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  CNG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  CNG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, CNG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of CNG’s pension and other postretirement plans as of December 31, 2013 and 2012.  Plan assets and obligations have been measured as of December 31, 2013 and 2012.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

					Other Post-Retirement
	Pension Benefits				Benefits

	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2013		2012		2013		2012
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$236,482		$194,106		$29,856		$26,669
Service cost	4,045		3,162		394		305
Interest cost	10,016		10,215		1,139		1,309
Participant contributions	-		-		105		116
Actuarial (gain) loss	(23,475)		38,035		(406)		3,459
Benefits paid (including expenses)	(9,330)		(9,036)		(5,329)		(2,002)
Benefit obligation at end of year	$217,738		$236,482		$25,759		$29,856

Change in Plan Assets:
Fair value of plan assets at beginning of year	$162,614		$139,662		$9,257		$9,404
Actual return on plan assets	14,632		18,429		517		518
Employer contributions	15,900		13,560		-		-
Participant contributions	-		-		104		116
Benefits paid (including expenses)	(9,330)		(9,036)		(623)		(782)
Fair value of plan assets at end of year	$183,816		$162,615		$9,255		$9,256

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$33,922		$73,867		$16,504		$20,600

Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$-		$-		$-		$-
Non-current liabilities	$33,922		$73,867		$16,504		$20,600

Amounts Recognized as a Regulatory Asset (Liability) consist of:
Prior service cost	$116		$13		$511		$-
Net (gain) loss	(11,645)		13,564		1,691		2,881
Total recognized as a regulatory asset (liability)	$(11,529)		$13,577		$2,202		$2,881

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$217,737		$236,482		N/	A	N/	A
Accumulated benefit obligation	$202,169		$217,590		N/	A	N/	A
Fair value of plan assets	$183,816		$162,614		N/	A	N/	A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.20%		4.25%		N/	A	N/	A
Discount rate (Non-Qualified Plans)	4.90%		4.00%		N/	A	N/	A
Discount rate (Other Post-Retirement Benefits)	N/	A	N/	A	4.85%		4.00%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Health care trend rate (current year)	N/	A	N/	A	7.00%		7.50%
Health care trend rate (2019-2028 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits				Other Post-Retirement Benefits

	Year Ended		Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2013		2012		2013		2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$4,045		$3,162		$394		$305
Interest cost	10,016		10,215		1,139		1,309
Expected return on plan assets	(13,609)		(11,474)		(458)		(465)
Amortization of:
Prior service costs	4		4		-		-
Actuarial (gain) loss	603		(887)		213		(58)
Net periodic benefit cost	$1,059		$1,020		$1,288		$1,091

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$(24,606)		$31,080		$(226)		$3,405
Amortization of:
Current year prior service costs	107		-		511		-
Prior service costs	(4)		(4)		-		-
Transition obligation (asset)					-		-
Actuarial (gain) loss	(603)		887		(213)		58
Total recognized as regulatory asset (liability)	$(25,106)		$31,963		$72		$3,463

Total recognized in net periodic benefit costs and regulatory asset (liability)	$(24,047)		$32,983		$1,360		$4,554

Estimated Amortizations from Regulatory Assets (Liabilities) into Net Periodic Benefit Cost for the next 12 month period:
Amortization of prior service cost	$26		$4		$104		$-
Amortization of net (gain) loss	(310)		603		169		288
Total estimated amortizations	$(284)		$607		$273		$288

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.00-4.25%		5.05-5.30%		4.00%		5.05%
Average wage increase	3.50%		3.50%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		5.56%		5.56%
Health care trend rate (current year)	N/	A	N/	A	7.50%		8.00%
Health care trend rate (2019 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$(10)	$9
Accumulated post-retirement benefit obligation	$(131)	$104

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other
		Post-Retirement
Year	Pension Benefits	Benefits
	(In Thousands)
2014	$10,246	$1,986
2015	$10,789	$2,065
2016	$11,394	$2,090
2017	$11,918	$2,065
2018	$12,384	$2,048
2019-2022	$70,034	$9,365

Defined Contribution Retirement Plans/401(k)

CNG non-union employees are eligible to participate in UIL Holdings’ Employee Stock Ownership Plan and union employees are eligible to participate in the Connecticut Natural Gas Corporation Union Employee 401(k) Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.  The matching expense for 2013 and 2012 was $0.9 million, and $0.8 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

CNG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst CNG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2013 and 2012, the Balance Sheet reflects inter-company receivables, included in accounts receivable of $3.8 million and $2.3 million, respectively, and inter-company payables, included in accounts payable of $8.6 million and $5.4 million, respectively.

Dividends/Capital Contributions

There were no dividends accrued by CNG for the year ended December 31, 2013.  For the year ended December 31, 2012, CNG accrued dividends to UIL Holdings of $9.6 million.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases for office space and facilities.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2014	$518
2015	519
2016	534
2017	617
2018	463
2019-after	1,006
$3,657

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, CNG is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, CNG accrues a reserve and discloses the reserve and related matter.  CNG discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Environmental

Site Decontamination, Demolition and Remediation Costs

CNG owns or has previously owned properties where Manufactured Gas Plants (MGPs) had historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  CNG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2013 and no amount of loss, if any, can be reasonably estimated at this time.  In the past, CNG has received approval for the recovery of MGP-related remediation expenses from customers through rates and will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

CNG owns a property located on Columbus Boulevard in Hartford which is a former MGP site.  Costs associated with the remediation of the site could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  CNG cannot presently reasonably estimate the costs or range of costs of remediation or the likelihood of recoverability.  As a result, as of December 31, 2013, no liability related to the property has been recorded.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  CNG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value CNG’s financial assets and liabilities, other than pension benefits and OPEB, as of December 31, 2013 and December 31, 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)
Assets:
Noncurrent investments available for sale	$868	$-	$-	$868

Liabilities:	$-	$166,717	$-	$166,717
Long-term debt

Net fair value assets/(liabilities), December 31, 2013	$868	$(166,717)	$-	$(165,849)

December 31, 2012
Assets:
Noncurrent investments available for sale	$971	$-	$-	$971

Liabilities:
Long-term debt	$-	$179,541	$-	$179,541

Net fair value assets/(liabilities), December 31, 2012	$971	$(179,541)	$-	$(178,570)

The following tables set forth the fair values of CNG’s pension and OPEB assets as of December 31, 2013 and 2012.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)

Pension assets
Cash and cash equivalents	$-	$-	$-	$-
Mutual funds	-	174,543	-	174,543
Hedge fund	-	-	9,273	9,273
	-	174,543	9,273	183,816
OPEB assets
Mutual funds	2,851	6,404	-	9,255

Fair value of plan assets, December 31, 2013	$2,851	$180,947	$9,273	$193,071

December 31, 2012

Pension assets
Cash and cash equivalents	$394	$-	$-	$394
Mutual funds	-	155,045	-	155,045
Hedge fund	-	-	7,176	7,176
	394	155,045	7,176	162,615
OPEB assets
Mutual funds	2,793	6,463	-	9,256

Fair value of plan assets, December 31, 2012	$3,187	$161,508	$7,176	$171,871

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2013 and 2012.

Year Ended
December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2012	$7,176
Unrealized/Realized gains and (losses), net	692
Purchases	1,405
Pension assets-Level 3, December 31, 2013	$9,273

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	243
Purchases	6,933
Pension assets-Level 3, December 31, 2012	$7,176